Tidal Trust III 485BPOS

Exhibit 99(a)(iv)(4)

QH-416500 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by PEO Quest Cayman Subsidiary an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 4th day of December Two Thousand Twenty-Four Given under my hand and Seal at George Town in the Island of Grand Cayman this 4th day of December Two Thousand Twenty-Four Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 850301711428 www.verify.gov.ky 11 December 2024